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                                                                  April 13, 1999


J.C. BRADFORD & CO.
 As Representative of the
 Several Underwriters
c/o J.C. Bradford & Co.
330 Commerce Street
Nashville, Tennessee 37201

Ladies and Gentlemen:

          This letter is being delivered to you in connection with the Underwriting Agreement (the "Underwriting Agreement"), among Trex Company, Inc., a Delaware corporation (the "Company"), you, as the representative of the several underwriters named therein (the "Underwriter") and the Selling Stockholders named therein, relating to an underwritten public offering of Common Stock, $.01 par value (the "Common Stock"), of the Company (the "Public Offering").

          In consideration of the Underwriter's agreement to purchase and undertake the Public Offering of the Company's Common Stock and for other good and valuable consideration, receipt of which is hereby acknowledged, the undersigned hereby agrees not to, without your prior written consent, directly or indirectly, offer, sell, contract to sell, issue or grant an option or other right for the purchase or sale of, assign, transfer, make a distribution of, pledge, hypothecate or otherwise encumber or dispose of (pursuant to Rule 144 under the Securities Act of 1933, as amended, or otherwise), any shares of Common Stock (including, without limitation, shares of Common Stock which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission), or any securities or other instruments or rights convertible into or exercisable or exchangeable for, or evidencing any right to purchase or subscribe for, any shares of Common Stock or enter into any agreement to do any of the foregoing, for a period of 180 days after the date of the Underwriting Agreement (the "Period"). The foregoing restrictions will not apply to transfers of Common Stock by the undersigned (i) to trusts for the benefit of the undersigned or the spouse or lineal descendents of the undersigned, (ii) by gift to the spouse or lineal descendents of the undersigned, (iii) by will, or (iv) by intestate succession, so long as any such transferee (or trustee or legal guardian on behalf of the transferee) executes an agreement substantially in the form of this letter. In addition, the undersigned agrees for the Period not to engage in any hedging or other transaction which is designed to or reasonably expected to lead to or result in a sale or disposition of such securities during the applicable period, even if such securities would be disposed of by someone other than the undersigned, including, without limitation, any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any such securities or with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from such securities.

          The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this letter agreement. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and any obligations of the undersigned shall be binding upon the heirs, personal representatives, successors, and assigns of the undersigned.

                                        Very truly yours,


                                        By: /s/ Roger A. Wittenberg
                                           --------------------------
                                        Name:    Roger A. Wittenberg
                                        Address: 151 Upper Ridge Road
                                                 Winchester, VA 22603